                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC   20549
                               _______________

                                SCHEDULE 13G

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              PARKERVISION, INC.
                               (NAME OF ISSUER)

                    COMMON STOCK, PAR VALUE $.01 PER SHARE
                        (TITLE OF CLASS OF SECURITIES)

                                  701354102
                                (CUSIP NUMBER)

                                NOT APPLICABLE*

             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)
    ----------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
    SCHEDULE IS FILED:

( )  RULE 13d-1(b)

(X)  RULE 13d-1(c)

( )  RULE 13d-1(d)

----------------

* This Statement is being filed pursuant to the adoption of filing provisions for certain passive investors contained in Rule 13d-1(c).


                              PAGE 1 OF 47 PAGES

 CUSIP No. 701354102                                   Page 2 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Walter Scheuer

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  141,000 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY     713,200 shares*
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       141,000 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER
                  713,200 shares*

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     854,200 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     7.6%

 12  TYPE OF REPORTING PERSON
     IN

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership is disclaimed pursuant to Rule 13d-4 except for 128,400 shares.

 CUSIP No. 701354102                                   Page 3 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Marge Scheuer

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )
 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER

  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY     403,700 shares*
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER
                  403,700 shares*

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     403,700 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     3.6%

 12  TYPE OF REPORTING PERSON
     IN

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership is disclaimed pursuant to Rule 13d-4 except for 29,400 shares.

 CUSIP No. 701354102                                   Page 4 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Hopewell Partners

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     New York

               5  SOLE VOTING POWER
                  130,000 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       130,000 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     130,000 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     1.2%

 12  TYPE OF REPORTING PERSON
     PN

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

 CUSIP No. 701354102                                   Page 5 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Wayne S. Reisner

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  17,500  shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY     506,000 shares*
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       17,500 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER
                  506,000 shares*

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     523,500 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     4.6%

 12  TYPE OF REPORTING PERSON
     IN

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership is disclaimed pursuant to Rule 13d-4 except for 17,500 shares.

 CUSIP No. 701354102                                   Page 6 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Richard Kaufman

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  14,000 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY     756,800 shares*
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       14,000 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER
                  756,800 shares*

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     770,800 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     6.8%

 12  TYPE OF REPORTING PERSON
     IN

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership is disclaimed pursuant to Rule 13d-4 except for 14,000 shares.

 CUSIP No. 701354102                               Page 7 of 47 Pages
           ---------
                                      13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Trust FBO David Scheuer dated 12-11-51

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  7,000  shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       7,000 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     7,000 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .06%

 12  TYPE OF REPORTING PERSON
     OO

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

 CUSIP No. 701354102                                   Page 8 of 47 Pages
           ---------
                                      13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Trust FBO David Scheuer dated 5-18-54

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  56,500 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       56,500 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     56,500 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .5%

 12  TYPE OF REPORTING PERSON
     OO

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

 CUSIP No. 701354102                                   Page 9 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Trust FBO David Scheuer dated 5-19-61

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  5,000 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       5,000 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,000 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .04%

 12  TYPE OF REPORTING PERSON
     OO

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

 CUSIP No. 701354102                                   Page 10 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Trust FBO Jeffrey Scheuer dated 5-18-54

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  68,900 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       68,900 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     68,900 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .6%

 12  TYPE OF REPORTING PERSON
     OO

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by th information in this Schedule 13G.

 CUSIP No. 701354102                                   Page 11 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Trust FBO Jeffrey Scheuer dated 6-10-54

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  2,000 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       2,000 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,000 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .02%

 12  TYPE OF REPORTING PERSON
     OO

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

 CUSIP No. 701354102                                   Page 12 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Trust FBO Jeffrey Scheuer dated 5-19-61

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  2,000 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       2,000 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,000 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .02%

 12  TYPE OF REPORTING PERSON
     OO

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

 CUSIP No. 701354102                                   Page 13 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Trust FBO Susan Scheuer dated 12-30-60

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  2,000 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       2,000 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,000 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .02%

 12  TYPE OF REPORTING PERSON
     OO

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

 CUSIP No. 701354102                                   Page 14 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Trust FBO Judith Scheuer dated 12-17-59

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  2,500 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       2,500 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,500 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .02%

 12  TYPE OF REPORTING PERSON
     OO

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

 CUSIP No. 701354102                                   Page 15 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Trust FBO Abigail Lipnick dated 4-13-92

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  10,000 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       10,000 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     10,000 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .09%

 12  TYPE OF REPORTING PERSON
     OO

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

 CUSIP No. 701354102                                   Page 16 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Trust FBO Daniella Eve Lipnick dated 10-09-90

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  11,000 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       11,000 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11,000 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .1%

 12  TYPE OF REPORTING PERSON
     OO

*This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

 CUSIP No. 701354102                                   Page 17 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Trust FBO Jeremy Scheuer dated 4-20-88

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  13,000 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       13,000 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     13,000 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .1%

 12  TYPE OF REPORTING PERSON
     OO

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

 CUSIP No. 701354102                                   Page 18 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Trust FBO Winifred Scheuer dated 12-20-84

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  22,000 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       22,000 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     22,000 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .2%

 12  TYPE OF REPORTING PERSON
     OO

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

 CUSIP No. 701354102                                   Page 19 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Walter Scheuer November Charitable Trust dated 11-29-83

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  34,600 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       34,600 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     34,600 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .3%

 12  TYPE OF REPORTING PERSON
     OO

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

 CUSIP No. 701354102                                   Page 20 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The Walter Scheuer 1993 Charitable Remainder Trust

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  115,200 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       115,200 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     115,200 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     1.0%

 12  TYPE OF REPORTING PERSON
     OO

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

 CUSIP No. 701354102                                   Page 21 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The David Scheuer 1993 Charitable Remainder Trust

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  13,000 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       13,000 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     13,000 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .1%

 12  TYPE OF REPORTING PERSON
     OO

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

 CUSIP No. 701354102                                   Page 22 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The Jeffrey Scheuer 1993 Charitable Remainder Trust

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  18,000 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       18,000 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     18,000 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .2%

 12  TYPE OF REPORTING PERSON
     OO

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

 CUSIP No. 701354102                                   Page 23 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The Susan Scheuer 1993 Charitable Remainder Trust

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  19,500 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       19,500 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     19,500 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .2%

 12  TYPE OF REPORTING PERSON
     OO

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

 CUSIP No. 701354102                                   Page 24 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The Judith Scheuer 1993 Charitable Remainder Trust

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  17,000 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       17,000 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     17,000 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .2%

 12  TYPE OF REPORTING PERSON
     OO

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

 CUSIP No. 701354102                                   Page 25 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The Marcelle P. Halpern Trust

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  11,000 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       11,000 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11,000 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .1%

 12  TYPE OF REPORTING PERSON
     OO

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

 CUSIP No. 701354102                                   Page 26 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Allan Miller

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  22,350 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       22,350 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     22,350 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .2%

 12  TYPE OF REPORTING PERSON
     IN

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership is disclaimed pursuant to Rule 13d-4 except for 2,350 shares.

 CUSIP No. 701354102                                   Page 27 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Music Project For Television, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  20,000 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       20,000 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     20,000 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .2%

 12  TYPE OF REPORTING PERSON
     OO

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

 CUSIP No. 701354102                                   Page 28 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Mark Halpern

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER

  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY     10,000 shares*
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER
                  10,000 shares*

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     10,000 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .09%

 12  TYPE OF REPORTING PERSON
     IN

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

 CUSIP No. 701354102                                   Page 29 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Susan Scheuer

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER

  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY     144,100 shares*
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER
                  144,100 shares*

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     144,100 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     1.3%

 12  TYPE OF REPORTING PERSON
     IN

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership is disclaimed pursuant to Rule 13d-4 except for 42,500 shares.

 CUSIP No. 701354102                                   Page 30 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Judith Scheuer

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER

  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY     142,400 shares*
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER
                  142,400 shares*

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     142,400 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     1.3%

 12  TYPE OF REPORTING PERSON
     IN

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership is disclaimed pursuant to Rule 13d-4 except for 42,800 shares.

 CUSIP No. 701354102                                   Page 31 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Susan Kaplan

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  7,000 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       7,000 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     7,000 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .06%

 12  TYPE OF REPORTING PERSON
     IN

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

 CUSIP No. 701354102                                   Page 32 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Trust FBO Samuel Henry Mellicker dated 12-28-95

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  18,500 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       18,500 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     18,500 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .2%

 12  TYPE OF REPORTING PERSON
     OO

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

 CUSIP No. 701354102                                   Page 33 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Lisa Casablanca

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

               5  SOLE VOTING POWER
                  3,000 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       3,000 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,000 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .03%

 12  TYPE OF REPORTING PERSON
     IN

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

 CUSIP No. 701354102                                   Page 34 of 47 Pages
           ---------                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The Blue Ridge Foundation, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) (X)
                                                                      (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     New York

               5  SOLE VOTING POWER
                  78,600 shares*
  NUMBER OF
    SHARES     6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING       78,600 shares*
    PERSON
     WITH      8  SHARED DISPOSITIVE POWER

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     78,600 shares*

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     ( )
     SHARES

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .7%

 12  TYPE OF REPORTING PERSON
     OO

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

               This Schedule 13G is being filed pursuant to the recently adopted provision for filing on Schedule 13G by certain passive investors contained in Rule 13d-1(c) of the Securities Exchange Act of 1934, as amended (the "Act"). In connection with their ownership of shares of Common Stock of ParkerVision, Inc., the Reporting Persons (as defined below) have made past filings on Schedule 13D. This Schedule 13G is being filed in fulfillment of the Reporting Persons' reporting obligations under Section 13(d) of the Act and the rules promulgated thereunder.

          ITEM 1(a).     NAME OF ISSUER:

               ParkerVision, Inc. ("ParkerVision")

          ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
                         OFFICES:

               8493 Baymeadows Way
               Jacksonville, Florida 32256

          ITEM 2(a).     NAMES OF PERSONS FILING:

                    This Schedule 13G is being jointly filed by
               Walter Scheuer, Marge Scheuer, Hopewell Partners, a New York limited partnership ("Hopewell"), Wayne S. Reisner, Richard Kaufman, Allan Miller, Music Project for Television, Inc., a charitable foundation ("Music Project"), Susan Scheuer, Judith Scheuer, The Blue Ridge Foundation, Inc., a charitable foundation ("Blue Ridge"), Dr. Mark Halpern, Susan Kaplan and Lisa Casablanca, and on behalf of certain trusts (the "Trusts"), as set forth on Exhibit A hereto (collectively referred to herein as the "Reporting Persons"), with respect to shares of Common Stock of ParkerVision which the Reporting Persons may be deemed to beneficially own pursuant to Section 13(d) of the Act.

                              Page 35 of 47 Pages

          ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR,
                         IF NONE, RESIDENCE:

               The principal business address of each of the Reporting Persons is:

               c/o Walter Scheuer
               635 Madison Avenue
               New York, New York 10022

          ITEM 2(c).     CITIZENSHIP:

               Each of the individual Reporting Persons is a citizen of the United States. Hopewell, Blue Ridge, Music Project and all of the Trusts were organized in the United States.

          ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, Par Value $.01 per share

          ITEM 2(e).     CUSIP NUMBER:

               701354102

          ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE
                    13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable.

                    IF THIS STATEMENT IS FILED PURSUANT TO RULE
                    13d-1(c), CHECK THIS BOX. (X)

          ITEM 4.  OWNERSHIP.

                    The Reporting Persons, in the aggregate, own
          1,086,350 shares, or 9.63%, of ParkerVision Common Stock. Information concerning the number and percentage of shares of ParkerVision Common Stock which may be deemed to be beneficially owned by each Reporting Person, and the number of such shares as to which each Reporting Person has sole or shared voting power and sole or shared dispositive power is set forth on pages 2 through 34 of this Schedule 13G. Shares reported as beneficially owned

                              Page 36 of 47 Pages
          by each of Walter Scheuer and Richard Kaufman include 112,100 shares of ParkerVision Common Stock owned as portfolio securities by Sterling Capital Corporation, a New York corporation ("Sterling"), which is a publicly-traded closed-end investment company. Messrs. Scheuer and Kaufman constitute the investment committee of Sterling and, accordingly, share the power to vote and dispose of such shares.

          ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

          ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF
                    OF ANOTHER PERSON.

               Not applicable.

          ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE
                    SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
                    REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

          ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
                    THE GROUP.

               Not applicable.

          ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

          ITEM 10. CERTIFICATION.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              Page 37 of 47 Pages

                                  SIGNATURES

               After reasonably inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  March 5, 1998

                                   /s/ Walter Scheuer
                                   ---------------------
                                   Walter Scheuer (1)(2)

                                   /s/ Wayne S. Reisner
                                   ---------------------
                                   Wayne S. Reisner (3)

                                   /s/  Richard Kaufman
                                   ---------------------
                                   Richard Kaufman (4)

                                   /s/ Walter Scheuer
                                   ---------------------
                                   Hopewell Partners
                                   by Walter Scheuer,
                                    General Partner

                                   /s/ Allan Miller
                                   ---------------------
                                   Allan Miller (5)

                                   /s/ Susan Kaplan
                                   ---------------------
                                   Susan Kaplan

                                   /s/ Lisa Casablanca
                                   ---------------------
                                   Lisa Casablanca

          ______________
          (1) Individually, and as Trustee for the following
          Trusts:
               Trust for the Benefit of David Scheuer dated
          12-11-51

                              Page 38 of 47 Pages

               Trust for the Benefit of David Scheuer dated
          5-18-54
               Trust for the Benefit of David Scheuer dated
          5-19-61
               Trust for the Benefit of Jeffrey Scheuer dated
          6-10-54
               Trust for the Benefit of Jeffrey Scheuer dated
          5-18-54
               Trust for the Benefit of Jeffrey Scheuer dated
          5-19-61
               Trust for the Benefit of Winifred Rose Scheuer dated
          12-20-84
               Trust for the Benefit of Jeremy Dundas Scheuer dated
          4-20-88
               Trust for the Benefit of Daniella Eve Lipnick dated
          10-9-90
               Trust for the Benefit of Abigail Rose Lipnick dated
          4-13-92
               The 1993 David Scheuer Charitable Remainder Trust The 1993 Jeffrey Scheuer Charitable Remainder Trust The 1993 Susan Scheuer Charitable Remainder Trust The 1993 Judith Scheuer Charitable Remainder Trust Trust for the Benefit of Susan Scheuer dated
          12-30-60
               Trust for the Benefit of Judith Scheuer dated
          12-17-59
               The Marcelle P. Halpern Trust

          (2) As attorney-in-fact for:
               Marge Scheuer
               Susan Scheuer
               Judith Scheuer
               Dr. Halpern
               As President of The Blue Ridge Foundation, Inc.

          (3) Individually, and as a Trustee for the following
          Trust:
               The Walter Scheuer 1993 Charitable Remainder Trust

          (4) Individually, and as Trustee for the following Trust:
               Walter Scheuer November Charitable Trust dated 11-
          29-83
               Trust for the Benefit of Samuel Henry Mellicker dated 12-28-95


                              Page 39 of 47 Pages

          (5) Individually, and as President of Music Project for
          Television, Inc.






                              Page 40 of 47 Pages

                                   EXHIBITS

           Exhibit             Description            Page No.
           -------             -----------            --------

              A       Identification of Certain           42
                      Trusts

              B       Statement With Respect to           45
                      Joint Filing of Schedule 13G





                              Page 41 of 47 Pages

                                                            EXHIBIT A

                       IDENTIFICATION OF CERTAIN TRUSTS

          Trust for the Benefit of David Scheuer dated 12-11-51
               Walter Scheuer, Marge P. Scheuer, David Scheuer, Wayne S. Reisner and Richard Kaufman, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

          Trust for the Benefit of David Scheuer dated 5-18-54
               Walter Scheuer, Marge P. Scheuer, David Scheuer, Wayne S. Reisner and Richard Kaufman, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

          Trust for the Benefit of David Scheuer dated 5-19-61
               Walter Scheuer, Marge P. Scheuer, David Scheuer and Richard Kaufman, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

          Trust for the Benefit of Jeffrey Scheuer dated 5-18-54
               Walter Scheuer, Marge P. Scheuer, Jeffrey Scheuer, Wayne S. Reisner and Richard Kaufman, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

          Trust for the Benefit of Jeffrey Scheuer dated 6-10-54
               Walter Scheuer, Marge P. Scheuer, Jeffrey Scheuer, Wayne S. Reisner and Richard Kaufman, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

          Trust for the Benefit of Jeffrey Scheuer dated 5-19-61
               Walter Scheuer, Marge P. Scheuer, Jeffrey Scheuer and Richard Kaufman, Trustees c/o Walter Scheuer, 635
          Madison Avenue, New York, New York 10022

          Trust for the Benefit of Susan Scheuer dated 12-30-60
               Walter Scheuer, Marge P. Scheuer, Susan Scheuer, Wayne S. Reisner and Richard Kaufman, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

          Trust for the Benefit of Judith Scheuer dated 12-17-59
               Walter Scheuer, Marge P. Scheuer, Judith Scheuer, Wayne S. Reisner and Richard Kaufman, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022


                              Page 42 of 47 Pages

          Trust for the Benefit of Winifred Rose Scheuer dated 12-
          20-84
               Walter Scheuer, Jeffrey Scheuer, Ruth Scheuer, Richard Kaufman and Wayne Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

          Trust for the Benefit of Jeremy Dundas Scheuer dated 4-
          20-88
               Walter Scheuer, Jeffrey Scheuer, Ruth Scheuer, Richard Kaufman and Wayne Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

          Trust for the Benefit of Daniella Eve Lipnick dated 10-9-
          90
               Walter Scheuer, Susan Scheuer, Jonathan Lipnick, Richard Kaufman and Wayne Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

          Trust for the Benefit of Abigail Rose Lipnick dated 4-13-
          92
               Walter Scheuer, Susan Scheuer, Jonathan Lipnick, Richard Kaufman and Wayne Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

          Walter Scheuer November Charitable Trust dated 11-29-83
               Marge P. Scheuer and Richard Kaufman, Trustees c/o
          Marge P. Scheuer, 635 Madison Avenue, New York, New York
          10022

          The 1993 Walter Scheuer Charitable Remainder Trust
               Marge Scheuer, Richard Kaufman and Wayne S. Reisner, Trustees c/o Marge Scheuer, 635 Madison Avenue, New York, New York 10022

          The 1993 David Scheuer Charitable Remainder Trust
               Walter Scheuer, Richard Kaufman and Wayne S.
          Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

          The 1993 Jeffrey Scheuer Charitable Remainder Trust
               Walter Scheuer, Richard Kaufman and Wayne S.
          Reisner, Trustees c/o  Walter Scheuer, 635 Madison
          Avenue, New York, New York 10022


                              Page 43 of 47 Pages

          The 1993 Susan Scheuer Charitable Remainder Trust
               Walter Scheuer, Richard Kaufman and Wayne S.
          Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

          The 1993 Judith Scheuer Charitable Remainder Trust
               Walter Scheuer, Richard Kaufman and Wayne S.
          Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

          The Marcelle P. Halpern Trust
               Walter Scheuer, Trustee, 635 Madison Avenue, New
          York, New York 10022

          Trust for the Benefit of Samuel Henry Mellicker dated 12-
          28-95
               Joseph Mellicker, Judith Scheuer and Richard
          Kaufman, Trustees c/o Richard Kaufman, 635 Madison
          Avenue, New York, New York 10022


                              Page 44 of 47 Pages

                                                            EXHIBIT B

              JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(f)(1)

               This agreement is made pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer". The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or Schedule 13G, as appropriate, with respect to their ownership of the Common Stock, $.01 par value per share, of ParkerVision, Inc., and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

               IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 5th day of March, 1998.

                                      /s/ Walter Scheuer
                                      ----------------------
                                      Walter Scheuer (1)(2)

                                      /s/ Wayne S. Reisner
                                      ----------------------
                                      Wayne S. Reisner (3)

                                      /s/  Richard Kaufman
                                      ----------------------
                                      Richard Kaufman (4)

                                      /s/ Walter Scheuer
                                      ----------------------
                                      Hopewell Partners
                                      by Walter Scheuer, General
                                      Partner

                                      /s/ Allan Miller
                                      ----------------------
                                      Allan Miller (5)

                                      /s/ Susan Kaplan
                                      ----------------------
                                      Susan Kaplan


                              Page 45 of 47 Pages

                                      /s/ Lisa Casablanca
                                      ----------------------
                                      Lisa Casablanca

          ______________
          (1) Individually, and as Trustee for the following
          Trusts:
               Trust for the Benefit of David Scheuer dated
          12-11-51
               Trust for the Benefit of David Scheuer dated
          5-18-54
               Trust for the Benefit of David Scheuer dated
          5-19-61
               Trust for the Benefit of Jeffrey Scheuer dated
          6-10-54
               Trust for the Benefit of Jeffrey Scheuer dated 5-18-54
               Trust for the Benefit of Jeffrey Scheuer dated
          5-19-61
               Trust for the Benefit of Winifred Rose Scheuer dated
          12-20-84
               Trust for the Benefit of Jeremy Dundas Scheuer dated
          4-20-88
               Trust for the Benefit of Daniella Eve Lipnick dated
          10-9-90
               Trust for the Benefit of Abigail Rose Lipnick dated
          4-13-92
               The 1993 David Scheuer Charitable Remainder Trust The 1993 Jeffrey Scheuer Charitable Remainder Trust The 1993 Susan Scheuer Charitable Remainder Trust The 1993 Judith Scheuer Charitable Remainder Trust Trust for the Benefit of Susan Scheuer dated
           12-30-60
               Trust for the Benefit of Judith Scheuer dated
          12-17-59
               The Marcelle P. Halpern Trust

          (2) As attorney-in-fact for:
               Marge Scheuer
               Susan Scheuer
               Judith Scheuer
               Dr. Halpern
               As President of The Blue Ridge Foundation, Inc.


                              Page 46 of 47 Pages

          (3) Individually, and as a Trustee for the following
          Trust:
               The Walter Scheuer 1993 Charitable Remainder Trust

          (4) Individually, and as Trustee for the following
          Trusts:
               Walter Scheuer November Charitable Trust dated 11-
          29-83
               Trust for the Benefit of Samuel Henry Mellicker dated 12-28-95

          (5) Individually, and as President of Music Project for
          Television, Inc.


                              Page 47 of 47 Pages